Exhibit 99.1



99 CENTS ONLY STORES(R) REPORTS FOURTH QUARTER 2004 TOTAL SALES OF $265.7 MILLION, UP 7.4% FROM FOURTH QUARTER 2003. FOURTH QUARTER 2004 RETAIL SALES WERE $255.1 MILLION, UP 8.1% FROM 2003.


CITY OF COMMERCE, CA - January 6, 2005 -- 99 Cents Only Stores(R) (NYSE:NDN) reports total sales of $265.7 million for the fourth quarter ended December 31, 2004. This represents an increase of 7.4% over fourth quarter 2003. Fourth quarter 2004 retail sales were $255.1 million, up 8.1% from 2003.
     Total sales for the year ended December 31, 2004 were $971.9 million, up 12.7% over last year. Total retail sales for the year were $929.9 million, up
13.9%  over  2003.
     Same-store-sales decreased 3.8% during the fourth quarter of 2004. The number of transactions accounted for the majority of the decline. Same-store-sales decreased 1.5% for the full year 2004.
     "Same-store-sales and total sales were negatively impacted by economic, competitive and executional issues," said CEO Eric Schiffer. "We have identified a number of executional issues in the stores and across the supply chain, which we are in the process of addressing. The resolution of these issues is being driven by the newly named Senior Executive Team, which includes our new Executive Vice President of Supply Chain and Merchandising, Senior Vice President of Store Development and Executive Vice President - Chief Financial Officer, each of whom joined the Company in the last two months. Additional significant changes to the Senior Executive Team include our newly appointed President and Chief Operating Officer, Jeff Gold, who assumed responsibility for store operations and my appointment as CEO, effective as of January 1, 2005. We believe that it could take most of 2005 to resolve the majority of these executional issues."
     The Company added three stores in the fourth quarter, two in California and one in Arizona. In 2004, the Company added a total of 33 stores and closed three stores; 16 stores were opened in Texas, five in Arizona, one in Nevada and eleven in California. As of year-end 2004, the Company had 219 stores compared to 189 as of year-end 2003. Gross retail square footage and saleable square footage at the year-end 2004 was 4.83 million and 3.79 million, respectively.
     For 99 Cents Only Stores open all of 2004, the average net sales per saleable square foot was $270 and the average annual net sales per store was $4.6 million, including the Texas stores open for the full year. Non-Texas stores sales averaged $4.8 million per store and $293 per square foot. Texas stores open for a full year averaged sales of $2.2 million per store and $101 per square foot.
     "While we are disappointed with our sales results, we remain enthusiastic about our store model," said CEO Eric Schiffer. "We continue to believe that in Texas, we will steadily increase customer awareness through our attractively merchandised clean stores, excellent values and broad selection of consumable merchandise. While the sales for stores in Texas open for a full year are about half of the Company average, they do generate positive cash flow for the Company. The Company currently has 33 stores in Texas.
     "We plan to open six new stores in the first quarter of 2005 and 25 for the year. The Company's next two stores will be opened on January 13th, one in Houston and one in Dallas."


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     Bargain  Wholesale sales for the fourth quarter of 2004 were $10.6 million,
4.0% of total sales, compared to $11.5 million, 4.6% of total sales, in 2003. Bargain Wholesale sales for the full year of 2004 were $42.0 million, 4.3% of total sales, compared to $46.1 million, 5.3% of total sales in 2003.
     The Company plans to release earnings on March 8, 2005 at 5:30 am Pacific Time followed by an 8:00 am Pacific Time conference call. The call-in number is 206-315-1857 and the replay number is 913-383-5767, passcode 4071. A copy of the Company's release announcing its earnings and any other financial and statistical information about the period to be presented in the conference call will be available at the section of the Company's website titled "Investor Relations" at www.99only.com.
     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 219 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Cents Only Stores(R) features compelling values on name-brand consumables in attractively merchandised stores.

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     This  press  release  contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors:   99 Cents Only Stores(R) news releases and information
available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Andy Farina, 323/881-9933
                                     --99--


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